Exhibit 10.1

Twelfth Amendment to Credit and Security Agreement

This Twelfth Amendment to Credit and Security Agreement (herein, the “Amendment”) is entered into as of September 23, 2020 (the “Effective Date”), among Martin Marietta Funding LLC, a Delaware limited liability company (“Borrower”), Martin Marietta Materials, Inc., a North Carolina corporation, as initial Servicer (the “Servicer”), each commercial paper conduit and financial institution from time to time a party to the Credit and Security Agreement (as defined below) as lenders (the “Lenders”), and Truist Bank, successor by merger to SunTrust Bank (“Truist”), a North Carolina banking corporation, in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

Preliminary Statements

Whereas, the Borrower, the Servicer, the Lenders and the Administrative Agent entered into a certain Credit and Security Agreement, dated as of April 19, 2013 (the Credit and Security Agreement, as the same has been amended prior to the date hereof, being referred to herein as the “Credit and Security Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit and Security Agreement;

Whereas, the Borrower and the Servicer have requested that the Administrative Agent and the Lenders agree to amend the Credit and Security Agreement and the Administrative Agent and the Lenders are willing to do so under the terms and conditions set forth in this Amendment;

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendment.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit and Security Agreement shall be amended as follows:

1.1.         Section 1.7 of the Credit and Security Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

Section 1.7.          Suspension of the Eurodollar Rate.  (a) If any Lender hereunder determines that (i) funding any of its Loans at the Eurodollar Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, (ii) deposits of a type and maturity appropriate to match fund its Loan at such Eurodollar Rate are not available or (iii) such Eurodollar Rate does not accurately reflect the cost of acquiring or maintaining such Loan, then, with prior written notice to the Administrative Agent and the Borrower, such Lender may suspend the availability of the Eurodollar Rate, and such Lender’s Principal shall thereafter accrue Interest at the rate that is one‑half of one percent (0.50%) above the Federal Funds Rate.  Any conversion of any outstanding Loan bearing interest at the Eurodollar Rate which is required under this Section 1.7(a) shall be effected immediately.

(b)          Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Eurodollar Rate with a Benchmark Replacement pursuant to these provisions will occur prior to the applicable Benchmark Transition Start Date.

(c)          In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)          The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 1.7(b)-(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 1.7(b)-(e).

(e)          Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan that bears interest at a rate determined by reference to the Eurodollar Rate, conversion to or continuation of Loans bearing interest at a rate determined by reference to the Eurodollar Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of, or conversion to a Loan, that accrues Interest at the rate that is one‑half of one percent (0.50%) above the Federal Funds Rate. During any Benchmark Unavailability Period, the component of Alternate Base Rate based upon the Eurodollar Rate will not be used in any determination of Alternate Base Rate.

(f)           As used in this Section:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.0%, the Benchmark Replacement will be deemed to be 0.0% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurodollar Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent reasonably determines, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Rate:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of the Eurodollar Rate permanently or indefinitely ceases to provide the Eurodollar Rate; or

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Rate:

(a)        a public statement or publication of information by or on behalf of the administrator of the Eurodollar Rate announcing that such administrator has ceased or will cease to provide the Eurodollar Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate;

(b)           a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Eurodollar Rate, or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurodollar Rate, which states that the administrator of the Eurodollar Rate has ceased or will cease to provide the Eurodollar Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate; or

(c)          a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate announcing that the Eurodollar Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate and solely to the extent that the Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder in accordance with Section 1.7(b)-(e) and (y) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder pursuant to Section 1.7(b)-(e).

“Early Opt-in Election” means the occurrence of:

(a)          (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 1.7(b)-(e) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate, and

(b)          (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

1.2.          The following defined terms appearing in Exhibit I to the Credit and Security Agreement are hereby amended and restated in their entirety and as so amended and restated shall read as follows:

“Conduit Agent” means, with respect to any Conduit Lender or Liquidity Provider, the entity acting as Conduit Agent for such Conduit Lender or Liquidity Provider identified as such on Schedule C, which executes or joins as a party this Agreement, and any successor thereto or assignee thereof.

“Facility Termination Date” means the earlier of (i) September 22, 2021, and (ii) the Amortization Date.

1.3.          Schedule A to the Credit and Security Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as set forth on Schedule A attached hereto.

1.4.          A Schedule C is hereby added to the Credit and Security Agreement and shall read as set forth on Schedule C attached hereto.

Section 2.	Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

               2.1.        The Borrower, the Servicer, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.

               2.2.        The Administrative Agent shall have received a fully executed copy of that certain Fifth Amended and Restated Fee Letter, dated as of the date hereof, by and among the Borrower, the Administrative Agent, and the Lenders (the “Fee Letter”).

               2.3.        The Lenders shall have received all fees due and payable under the Fee Letter.

               2.4.        Such other documents and instruments incident to the execution and delivery of this Amendment, in a form reasonably satisfactory to the Administrative Agent and its counsel, as may be reasonably requested by the Administrative Agent.

Section 3.	Representations and Warranties.

In order to induce the Lenders to execute and deliver this Amendment, each of the Borrower and the Servicer hereby represent to the Lenders that as of the date hereof (a) the representations and warranties set forth in Article III of the Credit and Security Agreement are and shall be and remain true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date) and (b) each of the Borrower and the Servicer is in material compliance with the terms and conditions of the Credit and Security Agreement and no event has occurred and is continuing that would constitute an Amortization Event or a Potential Amortization Event under the Credit and Security Agreement or shall result after giving effect to this Amendment.

Section 4.	Miscellaneous.

              4.1.         The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Transaction Documents continue to secure, among other things, the Aggregate Unpaids and the performance of all of the Borrower’s obligations under the Transaction Documents and the Credit and Security Agreement as amended hereby; and the Transaction Documents and the rights and remedies of the Lenders thereunder, the obligations of each of the Borrower and Servicer thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Transaction Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

              4 .2.       Except as specifically amended herein, the Credit and Security Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit and Security Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit and Security Agreement, any reference in any of such items to the Credit and Security Agreement being sufficient to refer to the Credit and Security Agreement as amended hereby.

            4.3.     The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Administrative Agent.

             4.4.     This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by e‑mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[Signature Page to Follow]

This Twelfth Amendment to Credit and Security Agreement is entered into as of the date and year first above written.

Martin Marietta Funding LLC, as Borrower

By:	/s/ Roselyn Bar
	Name:	Roselyn Bar
	Title:	Vice President and Secretary

Martin Marietta Materials, Inc., as the Servicer

By:	/s/ James A. J. Nickolas
	Name:	James A. J. Nickolas
	Title:	Senior Vice President and Chief Financial Officer

               Accepted and agreed to:

Truist Bank, as successor by merger to SunTrust Bank, individually as a Lender and as Administrative Agent

By:	/s/ Jason Meyer
	Name:	Jason Myer
	Title:	Managing Director

Signature Pages to Twelfth Amendment to Credit and Security Agreement

PNC Bank, National Association, as a Lender

By:	/s/ Christopher Blaney
	Name:	Christopher Blaney
	Title:	Senior Vice President

Signature Pages to Twelfth Amendment to Credit and Security Agreement

Regions Bank, as a Lender

By:	/s/ Mark A. Kassis
	Name:	Mark A. Kassis
	Title:	Managing Director

Signature Pages to Twelfth Amendment to Credit and Security Agreement

MUFG Bank, Ltd. f/k/a The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch, as Conduit Agent for Gotham Funding Corporation

By:	/s/ Eric Williams
	Name:	Eric Williams
	Title:	Managing Director

Gotham Funding Corporation, as a Conduit Lender

By:	/s/ Kevin J. Corrigan
	Name:	Kevin J. Corrigan
	Title:	Vice President

Signature Pages to Twelfth Amendment to Credit and Security Agreement

Schedule A

Commitments

Lender	Commitment

Truist Bank, as successor by merger to SunTrust Bank	$130,000,000.00

PNC Bank, National Association	$90,000,000.00

Regions Bank	$90,000,000.00

Gotham Funding Corporation	$90,000,000.00

Aggregate Commitment	$400,000,000.00

Schedule C

Conduit Agent

Conduit Agent	Conduit Lender

MUFG Bank, Ltd. f/k/a The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch	Gotham Funding Corporation